                                                                   EXHIBIT 10.18


                        COLLABORATIVE RESEARCH AGREEMENT

This COLLABORATIVE RESEARCH AGREEMENT is entered into as of May 31, 1996 by and between PFIZER INC., a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and its Affiliates ("Pfizer"), and MEGABIOS CORP. ("MEGABIOS"), a California corporation, having an office at 863A Mitten Road, Burlingame, CA 94010.

WHEREAS, Megabios has expertise in lipid-based gene delivery and expression; and

WHEREAS, Megabios has filed the patent applications set forth in Exhibit A attached to and made part of this Agreement with respect to gene therapy and
                                                                         ---
lipid-based delivery of genes to vascular endothelium; and

WHEREAS, Pfizer has the capability to undertake research for the discovery and evaluation of agents for treatment of disease and also the capability for clinical analysis, manufacturing and marketing with respect to cancer;

WHEREAS, the parties plan to seek patent protection for all Products which make up the subject matter of this Agreement and the License and Royalty Agreement ("License Agreement") between the parties of even date;

NOW, THEREFORE, the parties agree as follows:

1.       Definitions
         -----------

Whenever used in this Agreement, the terms defined in this Section 1 shall have the meanings specified.
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                                       2



         1.1  "Affiliate" means any corporation or other legal entity owning,
               ---------
directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or Megabios; any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by Pfizer or Megabios or any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or Megabios.

         1.2  "Annual Commitment" means the maximum amount to be paid to
               -----------------
Megabios by Pfizer to fund the Research Program for any Commitment Year.

         1.3  "Annual Research Plan" means the written plan describing the
               --------------------
research and budgets in the Area to be carried out during each Commitment Year by Pfizer and Megabios pursuant to this Agreement. Each Annual Research Plan will be attached to and made a part of this Agreement as Exhibit B.

         1.4  "Research Program" is the collaborative research program in the
               ----------------
Area conducted by Pfizer and Megabios pursuant to the Annual Research Plans in effect during the Contract Period.

         1.5  "Effective Date" is May 31, 1996.
               --------------

         1.6  "Contract Period" means the period beginning on the Effective
               ---------------
Date and ending on the date on which this Agreement terminates or expires pursuant to Section 9.

         1.7  "Commitment Year" means a twelve-month period commencing on the
               ---------------
Effective Date and each anniversary of that date during the Contract Period.

         1.8  "Area" means research and development with respect to
               ----
angiogenesis inhibition for cancer gene therapy indications with targeting to vascular endothelium in human beings as is set forth in the Annual Research Plans. "Angiogenesis inhibition" includes [*_______________________________________]
genes to inhibit or to kill cells.

         1.9  "Technology" means and includes all materials, technology,
               ----------
technical information know-how, expertise and trade secrets within the Area.

        1.10  "Megabios Technology" means Technology that is or was:
               -------------------

              (a) developed by employees of or consultants to Megabios alone or jointly with third parties prior to the Effective Date; or

              (b) acquired by purchase, license, assignment or other means from third parties by Megabios prior to the Effective Date, excluding Technology licensed by Megabios from Stanford University (see Section 7 below).

        1.11  "Joint Technology" means Technology that is or was:
               ----------------

              (a) developed by employees of or consultants to Pfizer or Megabios solely or jointly with each other during the Contract Period; or

              (b) acquired by purchase, license, assignment or other means from third parties by Megabios or Pfizer during the Contract Period as agreed by the parties pursuant to Section 7 below.

        1.12  "Pfizer Technology" means Technology that is or was:
               -----------------

              (a) developed by employees of or consultants to Pfizer alone or jointly with third parties prior to the Effective Date; or

              (b) acquired by purchase, license, assignment or to other means from third parties by Pfizer prior to the Effective Date.

        1.13  "Megabios Confidential Information" means all information about
               ---------------------------------
any element of the Megabios or Joint Technology which is disclosed by Megabios to Pfizer and designated "Confidential" in writing by Megabios at the time of disclosure to Pfizer to the extent that such information as of the date of disclosure to Pfizer is not (i) known to Pfizer other than by virtue of a prior confidential

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELTY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
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                                       4

disclosure to Pfizer by Megabios; or (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of Pfizer; or (iii) obtained from a third party free from any obligation of confidentiality to Megabios.

        1.14  "Pfizer Confidential Information" means all information about any
               -------------------------------
element of Pfizer or Joint Technology which is disclosed by Pfizer to Megabios and designated "Confidential" in writing by Pfizer at the time of disclosure to Megabios to the extent that such information as of the date of disclosure to Megabios is not (i) known to Megabios other than by virtue of a prior confidential to Megabios by Pfizer; or (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of Megabios; or (iii) obtained from a third party free from any obligation of confidentiality to Pfizer.

        1.15  "Valid Claim" means a claim within Patent Rights so long as such
               -----------
claim shall not have been disclaimed by either Pfizer or Megabios or both, as the case may be, or shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

        1.16  "Patent Rights" shall mean:
               -------------

              (a) the Valid Claims of Megabios' patent applications listed in Exhibit A, and patents issuing on them, including any division, continuation, continuation-in-part renewal, extension, reexamination, reissue or foreign counterpart thereof; and

              (b) all inventions deemed patentable within Pfizer Technology, Megabios Technology and Joint Technology including all the Valid Claims of patent applications, whether domestic or foreign, claiming such patentable inventions, including all continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof.

        1.17  "Product" means a particular DNA sequence coding for the
               -------
expression of a protein in a particular formulation of lipids, useful in the treatment or management of a disease state in human beings, the manufacture, use or sale of which would infringe a Valid Claim within Patent Rights in the absence of a license.

        1.18  "DNA Manufacture" means manufacture or purification of plasmid
               ---------------
DNA by any current or future manufacturing method which uses proprietary technology or know-how of Megabios.

        1.19  "Major Market" means France, Japan, Italy, Spain, Germany and
               ------------
England.

2.       COLLABORATIVE RESEARCH PROGRAM
         ------------------------------

         2.1.1     Purpose.  Megabios and Pfizer shall conduct the Research
                   -------
Program throughout the Contract Period. All Technology in the Area developed in the Research Program will become part of the Joint Technology. Technology to be acquired in any manner from third parties shall be acquired in accordance with
Section 7. The objective of the Research Program is to discover and develop Products.

         2.1.2     Annual Research Plan.  The Annual Research Plan for the first
                   --------------------
Commitment Year is described in the attached Exhibit B. For each Commitment Year after the first, the Annual Research Plan shall be prepared by the Research Committee for submission to and approval by Pfizer and Megabios no later than ninety (90) days before the end of the prior Commitment Year. Each new Annual

Research Plan for each succeeding Commitment Year shall be appended to Exhibit B and made part of this Agreement.

         2.1.3     Exclusivity.  Megabios agrees that during the Contract
                   -----------
Period, and in the Area as defined by the Annual Research Plan, neither Megabios nor any of its Affiliates shall conduct research itself or sponsor any other research, or engage in any research sponsored by any third party without Pfizer's consent.

    2.2  Research Committee
         ------------------

         2.2.1     Purpose.  Pfizer and Megabios shall establish a Research
                   -------
Committee (the "Research Committee"):

                   (a) to review and evaluate progress under each Annual Research Plan;

                   (b) to prepare the Annual Research Plan for each Commitment Year; and

                   (c) to coordinate and monitor publication of research results obtained from and the exchange of information and materials that relate to the Research Program. (This function shall survive the termination of this Agreement.)

    2.2  Membership.   Pfizer and Megabios each shall appoint, in its sole
         ----------
discretion, four members to the Research Committee. Substitutes may be appointed at any time.

         The members initially shall be:
         Pfizer Appointees:                 Dr. Susan Froshauer
                                            Dr. Jeff Hanke
                                            Dr. Martin MacKay
                                            Dr. Michael Morin

         Megabios Appointees:               Dr. Rodney Pearlman
                                            Dr. Cori Gorman
                                            Dr. Jackie Papkoff
                                            Ms. Helen Jenkins

         2.2.3     Chair.  The Research Committee shall be chaired by two
                   -----
co-chairpersons, one appointed by Pfizer and the other appointed by Megabios.

         2.2.4     Meetings.  The Research Committee shall meet at least
                   --------
quarterly, at places and on dates selected by each party in turn.
Representatives of Pfizer or Megabios or both, in addition to members of the Research Committee, may attend such meetings at the invitation of either party.

         2.2.5     Minutes.  The Research Committee shall keep accurate
                   -------
minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to all Research Committee members within five (5) business days after each meeting. The party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the co-chairpersons and shall be issued in final form only with their approval and agreement.

         2.2.6     Decisions.  All decisions of the Research Committee shall
                   ---------
be made by consensus.

         2.2.7     Expenses.  Pfizer and Megabios shall each bear all expenses
                   --------
of their respective members related to their participation on the Research Committee.

    2.3  Reports and Materials
         ---------------------

         2.3.1     Reports.  During the Contract Period, Pfizer and Megabios
                   -------
each shall furnish to the Research Committee:

                   (a) summary written reports within fifteen (15) days after the end of each three-month period commencing on the Effective Date, describing its progress under the Annual Research Plan; and
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                                       8


                   (b) comprehensive written reports within thirty (30) days after the end of each Commitment Year, describing in detail the work accomplished by it under the Annual Research Plan during the Commitment Year and discussing and evaluating the results of such work.

         2.3.2     Materials.   Megabios and Pfizer shall, during the Contract
                   ---------
Period, as a matter of course as described in the Annual Research Plan, or upon each other's written or oral request, furnish to each other samples of biochemical, biological or synthetic chemical materials which are part of Pfizer Technology, Megabios Technology or Joint Technology and which are necessary for each party to carry out its responsibilities under the Annual Research Plan. To the extent that the quantities of materials requested by either party exceed the quantities set forth in the Annual Research Plan, the requesting party shall reimburse the other party for the reasonable costs of such materials if they are furnished.


    2.4  Laboratory Facilities and Personnel.  Megabios shall provide suitable
         -----------------------------------
laboratory facilities, equipment and personnel for the work to be done by Megabios in carrying out the Research Program.

    2.5  Diligent Efforts.  Pfizer and Megabios each shall use reasonably
         -----------------
diligent efforts to achieve the objectives of the Research Program. Megabios will use reasonably diligent efforts to achieve the objectives listed in each Annual Research Plan attached as Exhibit B and Pfizer will use reasonably diligent efforts to assist Megabios in each Annual Research Plan attached as Exhibit B in the pursuit of those objectives and in the establishment of a development plan for the Products, if any.

    2.6  Key Investigators.  If [*_________________________________________]
         -----------------
association with Megabios ends for any reason and the parties are unable to agree on a successor

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
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                                       9


acceptable to Pfizer within one hundred and eighty (180) days of Pfizer may terminate this Agreement pursuant to Section 9.3.1.

3.       Funding the Research Program.
         ----------------------------

         3.1 The maximum Annual Commitment for each Commitment Year is as follows:

          Commitment Year                            Annual Commitment
          ---------------                            -----------------
                1                                    [*    ]
                2                                    [*    ]
                3                                    [*    ]
                4                                    [*    ]

         3.2 Pfizer shall make all payments quarterly in advance for research and development activities scheduled to be performed by Megabios during any three (3) month quarterly period, against Megabios' invoice for such three (3) month quarterly period at the agreed upon rate of [*____] per FTE. Any payments for expenses incurred from studies conducted by a third-party or from consultantships in connection with the Research Program will be paid by Pfizer directly to the third party. Megabios shall submit invoices from third-parties to Pfizer for payment. Adjustments as necessary to reflect the research and development activities actually performed by Megabios shall be made within ninety (90) days of the end of each three (3) month quarterly period and shall be reflected in Megabios' next invoice.

         3.3 Each payment shall be paid by Pfizer in U.S. currency by check or by other mutually materially acceptable means on the first day of the quarter or thirty (30) days after receipt of invoice, whichever is later.



[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         3.4 Megabios shall keep for three (3) years from the conclusion of each Commitment Year complete and accurate records of its expenditures under the Research Program. The records shall conform to good accounting principles as applied to a similar company similarly situated. Pfizer shall have the right at its own expense during the term of this Agreement and during the subsequent three-year period to appoint an independent certified public accountant reasonably acceptable to Megabios to inspect said records to verify the accuracy of such expenditures, pursuant to each Annual Research Plan. Upon reasonable notice by Pfizer, Megabios shall make its records available for inspection by the independent certified public accountant during regular business hours at the place or places where such records are customarily kept, to verify the accuracy of the expenditures. This right of inspection shall not be exercised more than once in any calendar year and not more than once with respect to records covering any specific period of time. All information concerning such expenditures, and any information learned in the course of any audit or inspection, shall be deemed to be Megabios Confidential Information, except to the extent that it is necessary for Pfizer to reveal the information in order to enforce any rights it may have pursuant to this Agreement or if disclosure is required by law. The failure of Pfizer to request verification of any expenditures before or during the three-year period shall be considered acceptance by Pfizer of the accuracy of such expenditures, and Megabios shall have no obligation to maintain any records pertaining to such report or statement beyond such three-year period. The results of such inspection, if any, shall be binding on the parties.

4.       Treatment of Confidential Information
         -------------------------------------

         4.1  Confidentiality
              ---------------

              4.1.1 Pfizer and Megabios each recognize that the other's Confidential Information constitutes highly valuable, confidential information. Subject to the terms and conditions of the License Agreement, the obligations set forth in Section 4.3 and the publication rights set forth in Section 4.2, Pfizer and Megabios each agree that during the term of this Agreement and for five (5) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all Megabios Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it, or to any of its Affiliates pursuant to this Agreement. Neither Pfizer nor Megabios nor any of their respective Affiliates shall use such Confidential Information except as expressly permitted in this Agreement.

              4.1.2 Pfizer and Megabios each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Pfizer and Megabios each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. Each party, upon the other's request, will return all the Confidential Information disclosed to the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

              4.1.3 Megabios and Pfizer each represent that all of its employees, and any consultants to such party, participating in the Research Program who shall have access to Pfizer Technology, Megabios Technology or Joint Technology and Pfizer Confidential Information and Megabios Confidential Information are bound by agreement to maintain such information in confidence.

         4.2  Publication.  Notwithstanding any matter set forth with
              -----------
particularity in this Agreement to the contrary, results obtained in the course of the Research Program may be submitted for publication following scientific review by the Research Committee and subsequent approval by Megabios' and Pfizer's managements, which approval shall not be unreasonably withheld. After receipt of the proposed publication by both Pfizer's and Megabios' managements written approval or disapproval shall be provided within thirty (30) days for a manuscript, within fourteen (14) days for an abstract for presentation at or inclusion in the proceedings of a scientific meeting, and within fourteen (14) days for a transcript of an oral presentation to be given at a scientific meeting.

         4.3  Publicity.  Except as required by law, neither party may disclose
              ---------
the terms of this Agreement nor the research described in it without the written consent of the other party, which consent shall not be unreasonably withheld.

         4.4  Disclosure of Inventions.  Each party shall promptly inform the
              ------------------------
other about all inventions in the Area that are conceived, made or developed in the course of carrying out the Research Program by employees of, or consultants to, either of them solely, or jointly with employees of, or consultants to the other.

         4.5  Restrictions on Transferring Materials.  Pfizer and Megabios
              --------------------------------------
recognize that the biological synthetic chemical and biochemical materials which are part of Pfizer Technology, Megabios Technology or Joint Technology, represent valuable commercial assets. Therefore, throughout the Contract Period and for five (5) years thereafter, Megabios and Pfizer agree not to transfer such materials
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                                       13


to any third party, unless prior written consent for any such transfer is obtained from the other party; provided, however, that, this provision to the contrary notwithstanding, Pfizer and Megabios shall each be free to transfer as it sees fit materials included in its own Technology.

5.       Intellectual Property Rights.  The following provisions relate to
         ----------------------------
rights in the intellectual property developed by Megabios or Pfizer, or both, during the course of carrying out the Research Program.

         5.1  Ownership.  All Megabios Confidential Information and Megabios
              ---------
Technology shall be owned by Megabios. All Pfizer Confidential Information and Pfizer Technology shall be owned by Pfizer. All Joint Technology and Patent Rights described in Section 1.l6(b) shall be owned jointly by Megabios and Pfizer.

         5.2  Grants of Research Licenses.  Megabios and Pfizer each grants to
              ---------------------------
the other a nonexclusive, irrevocable, worldwide, royalty-free, perpetual license, including the right to grant sublicenses to Affiliates, to make and use Confidential Information, Technology and Patent Rights (other than that pertaining to DNA Manufacture) for all research purposes other than the sale or manufacture for sale of products or processes.

6.       Provisions Concerning the Filing, Prosecution and Maintenance of
         ----------------------------------------------------------------
Patent Rights. The following provisions relate to the filing, prosecution and
-------------
maintenance of Patent Rights during the term of this Agreement:

         6.1  Filing, Prosecution and Maintenance by Megabios.  With respect to
              -----------------------------------------------
Patent Rights in which Megabios' employees or consultants, alone or together with Pfizer employees, or consultants are named as inventors, Megabios shall have the exclusive right and obligation:

              (a) to file applications letters patent on any invention deemed patentable included in Patent Rights; provided, however, that Megabios shall consult with Pfizer regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Pfizer requests that Megabios file such applications; and, further provided, that Megabios, at its option and expense, may file in countries where Pfizer does not request that Megabios file such applications;

              (b) to take all reasonable steps to prosecute all pending and new patent applications included within Patent Rights;

              (c) to respond to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings filed by third parties against the grant of letters patent for such applications;

              (d) to maintain in force any letters patent included in Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted; and

              (e) to cooperate fully with, and take all necessary actions requested by, Pfizer in connection with the preparation, prosecution and maintenance of any letters patent included in Patent Rights.

    Megabios shall notify Pfizer in a timely manner of any decision to abandon a pending patent application or an issued patent included in Patent Rights. Thereafter, Pfizer shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

              6.1.1     Copies of Documents.  Megabios shall provide to Pfizer
                        -------------------
copies of all patent applications that are part of Patent Rights prior to filing, for the purpose of obtaining substantive comment of Pfizer patent counsel. Megabios shall also provide to Pfizer copies of all documents relating to prosecution of all such patent applications in a timely manner and shall provide to Pfizer every six

(6) months a report detailing their status. Pfizer shall provide to Megabios every six (6) months a report detailing the status of all patent applications that are a part of Patent Rights in which Pfizer employees or consultants alone are named as inventors.

              6.1.2     Reimbursement of Costs for Filing, Prosecuting and
                        --------------------------------------------------
Maintaining Patent Rights.  Within thirty (30) days of receipt of invoices from
-------------------------
Megabios, Pfizer shall reimburse Megabios for all the costs of filing, prosecuting, responding to opposition and maintaining patent applications and patents in countries where Pfizer requests that patent applications be filed, prosecuted and maintained. Such reimbursement shall be in addition to Funding Payments. However, Pfizer may, upon sixty (60) days notice, request that Megabios discontinue filing or prosecution of patent applications in any country and discontinue reimbursing Megabios for the costs of filing, prosecuting, responding to opposition or maintaining such patent application or patent in any country. Megabios shall pay all costs in those countries in which Pfizer does not request that Megabios file, prosecute or maintain patent applications and patents, but in which Megabios, at its option, elects to do so.

              6.1.3 Pfizer shall have the right to file on behalf of and as an agent for Megabios all applications and take all actions necessary to obtain patent extensions pursuant to 35 USC Section 156 and foreign counterparts for Patent Rights described in this Section 6.1 licensed to Pfizer. Megabios agrees, to sign, at Pfizer's expense, such documents and take such further actions as may be requested by Pfizer in this regard.

         6.2  Filing, Prosecution and Maintenance by Pfizer.  With respect to
              ---------------------------------------------
Patent Rights in which Pfizer employees or consultants alone are named as inventors, Pfizer shall have those rights and duties ascribed to Megabios in
Section 6.1; provided, however, that Pfizer shall be responsible for all costs.

         6.3 Neither party may disclaim a Valid Claim within Patent Rights without the consent of the other.

7.       Acquisition of Rights from Third Parties.  During the Contract Period,
         ----------------------------------------
Megabios and Pfizer shall each promptly notify each other of any and all opportunities to acquire in any manner from third parties, technology or patents or information which may be useful in or may relate to the Research Program. Megabios and Pfizer shall decide if such rights should be acquired in connection with the Research Program and, if so, whether by Megabios, Pfizer or both. If acquired as part of the Research Program such rights shall become part of the Confidential Information, Technology or Patent Rights, whichever is appropriate of the acquiring party or Joint Technology, as the case may be, if the parties do not agree on how to acquire such technology, either party may acquire the technology at its own expense and the technology will not become part of the Confidential Information, Technology or Patent Rights. The parties agree that the Technology licensed by Megabios from Stanford University prior to the Effective Date shall be subject to this Section 7. It shall not be part of the Research Program or be licensed to Pfizer unless separately agreed by both parties.

8.       Other Agreements.  Concurrently with the execution of this Agreement,
         ----------------
Megabios and Pfizer shall enter into the License Agreement appended to and made part of this Agreement as Exhibit C and the Stock Purchase Agreement appended to and made a part of this Agreement as Exhibit D. This Agreement, the Stock Purchase Agreement and the License Agreement are the sole agreements with respect to the subject matter and supersede all other agreements and understandings between the parties with respect to same.

9.       Term Termination and Disengagement.
         ----------------------------------

         9.1  Term.  Unless sooner terminated or extended, this Agreement shall
              ----
expire on the fourth anniversary of the Effective Date.

         9.2  Events of Termination.  The following events shall constitute
              ---------------------
events of termination ("Events of Termination").

              (a) any material written representation or warranty by Megabios or Pfizer, or any of its officers, made under or in connection with this Agreement shall prove to have been incorrect in any material respect when made.

              (b) Megabios or Pfizer shall fail in any material respect to perform or observe any material term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for ninety (90) days after written notice to the failing party.

         9.3  Termination
              -----------

              9.3.1 Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.

              9.3.2     If Pfizer terminates this Agreement pursuant to
Section 9.3.1, the License Agreement shall continue according to its terms. If Megabios terminates this Agreement pursuant to Section 9.3.1, the License Agreement shall terminate immediately.

         9.4  Termination by Pfizer.
              ---------------------

              After this Agreement has been in effect for a period of eighteen
(18) months, Pfizer may terminate this Agreement, with or without cause, upon six (6) months notice to Megabios. If Pfizer terminates this Agreement pursuant to this Section, it will make the payments which would otherwise have been due for such six (6) month period and will retain all rights and duties set forth in the License Agreement.

         9.5 Termination of this Agreement by either party, with or without cause, will not terminate the licenses granted pursuant to Section 5.2.

         9.6 Expiration or termination of this Agreement for any reason shall be without prejudice to:

              (a) the rights and obligations of the parties provided in Sections 4 and 12;

              (b)  Megabios' right to receive all payments accrued under
Section 3; or

              (c)  any other remedies which either party may otherwise have.

10.      Representations and Warranties.  Megabios and Pfizer each represents
         ------------------------------
and warrants as follows:

         10.1 It is a corporation duly organized, validly existing and is in good standing under the laws of the State of California and the State of Delaware, respectively, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

         10.2 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders, (b) violate any provision of any law, rule, regulations, order, writ, judgment, injunctions, decree, determination award presently in effect having applicability to it or any provision of its certificate of incorporation or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

         10.3 This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

         10.4 It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

         10.5 It has good and marketable title to or valid leases or licenses for; all of its properties, rights and assets necessary for the fulfillment of its responsibilities under the Research Program, subject to no known claim of any third party other than any relevant lessors or licensors.

11.      Covenants of Megabios and Pfizer Other Than Reporting Requirements.
         ------------------------------------------------------------------
         Throughout the Contract Period, Megabios and Pfizer each shall:

         11.1 maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of their business and operations or the ownership of their properties

         11.2 comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Research Program, except for those laws, rules, regulations, and orders it may be contesting in good faith.

12.      Indemnification.  Each party will indemnify the other for damages,
         ---------------
settlements costs legal fees and other expenses incurred in connection with a claim against a party based on any action or omission of the other party, its agents or employees related to the obligations of the other party under this
Agreement: provided, however, that the foregoing shall not apply (i) if the claim is found to be based upon the negligence, recklessness or willful misconduct of the party seeking indemnification or (ii) if such party fails to give the other prompt notice of any claim it receives and such failure materially prejudices the indemnifying party with respect to any claim or action to which its obligation pursuant to this Section applies. The indemnifying party, in its sole discretion shall choose legal counsel, shall control the defense of such claim or action and shall have the right to settle same on such terms and conditions it deems advisable.

13.      Notices.  All notices shall be in writing mailed via certified mail,
         -------
return receipt requested, courier, or facsimile transmission addressed as follow, or to such other address as may be designated from time to time:


         If to Pfizer:          To Pfizer at its address as set forth
                                at the beginning of this Agreement

                                Attention:       President Central Research
                                with copy to:    Office of the General Counsel.

         If to Megabios         Megabios at its address as set forth at the
                                beginning of this Agreement

                                Attention:       President

Notices shall be deemed given as of the date received.

14.      Governing Law.  This Agreement shall be governed by and construed in
         -------------
accordance with the laws of the State of New York.

15.      Miscellaneous
         -------------

         15.1  Binding Effect.  This Agreement shall be binding upon and inure
               --------------
to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

         15.2  Headings.  Paragraph headings are inserted for convenience of
               --------
reference only and do not form a part of this Agreement

         15.3  Counterparts.  This Agreement may be executed simultaneously
               ------------
two or more counterparts, each of which shall be deemed an original.

         15.4  Amendment Waiver.  This Agreement may be amended, modified
               ----------------
superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

         15.5  No Third Party Beneficiaries.  No third party including any
               ----------------------------
employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties' partners with each other or any third party.

         15.6  Assignment and Successors.  This Agreement may not be assigned by
               -------------------------
either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

         15.7  Force Majeure.  Neither Pfizer nor Megabios shall be liable for
               -------------
failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or Megabios.

         15.8  Severability.  If any provision of this Agreement is or becomes
               ------------
invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


                                    PFIZER INC

                                    By ___________________________



                                    MEGABIOS CORP

                                    By /s/ Benjamin F. McGraw
                                       ---------------------------

  cc:  Pfizer Inc. Legal Division, Groton. CT 06340

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


                                    PFIZER INC

                                    By /s/
                                       ---------------------------



                                    MEGABIOS CORP

                                    By ___________________________


  cc:  Pfizer Inc. Legal Division, Groton. CT 06340

                                    Exhibit A






1.       UCSF Patent Applications Licensed to Megabios [*               ]


         1.    US Serial Number [*               ]


         2.    US Serial Number [*               ]


         3.    WO Serial Number [*               ]
               and foreign counterparts [*               ]


         4.    US Serial Number [*               ]





2.       Megabios Patent Applications: [*               ]


         1.    US Serial Number [*               ]


         2.    WO Serial Number [*               ]





3.       Megabios Patent Applications: [*               ]


         1.    US Serial Number [*               ]



[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                    EXHIBIT B


                          ANNUAL RESEARCH PLAN - YEAR 1


1.  OVERALL PURPOSE.  The overall purpose of this collaboration is to discover
    ----------------
and develop gene therapy products to treat non-small cell lung carcinoma via angiogenesis inhibition, using Megabios; proprietary gene delivery technology to target therapeutic gene(s) to the vascular endothelium of the lung. The following outline of activities to be undertaken by Megabios defines the scope of the collaboration between the two parties. This outline may be amended with the consent of the Research Committee.


2.  RESEARCH PLAN - YEAR 1.  The goals and tasks of the collaboration in year 1
    ----------------------
are outlined below.


    2.1  PROJECT TEAM 1 - CLONING AND FUNCTIONAL STUDIES [*               ]
         -----------------------------------------------





PROJECT TEAM GOALS
         [*               ]
         [*               ]
         [*               ]
         Megabios' DNA:lipid delivery technology is sufficiently flexible to allow rapid examination of many different genes for expression in endothelial cells. A major advantage is the cassette-like nature of the delivery systems, in which the gene component is largely interchangeable. As such, the preparation of several versions of MB 102, each incorporating the gene for a distinct anti-angiogenic factor, to "screen" for the relative therapeutic utility of the several genes is feasible.


Our goal is [*________________________________________________________________]
and this inhibit angiogenesis. [*


                           ]
         The path to be followed here will be to [*__________________________] which will be selected by the Research Committee. [*



         ]
OBJECTIVE 1.[*               ]
[*                           ]



[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3.  BUDGET FOR YEAR 1
    -----------------

    3.1  FULL TIME EQUIVALENTS AT MEGABIOS
         ---------------------------------

Megabios will allocate [* ] Full Time Equivalents ("FTEs") to the project in year 1. Pfizer will reimburse Megabios at a rate of [*________] per FTE per year.


    3.2  ANTICIPATED ADDITIONAL COSTS
         ----------------------------

In addition to funding [* ] FTEs at Megabios, Pfizer will reimburse third parties for certain specific additional cost as outlined below:





Estimated Maximum Additional costs
----------------------------------

Cost of [*________________________________________] at Megabios (headcount and cost of materials are covered in FTE calculation):


Additional external costs
-------------------------


Costs for [*                 ]                             $ [*     ]

Costs covering [*     ]
[*                    ]
                                                           $ [*     ]
                                                           $ [*     ]
                                                           $ [*     ]
                                                           $ [*     ]

TOTAL ADDITIONAL EXTERNAL COSTS                            $ [*     ]


[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.